UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

PUGET ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

Title of each class of securities to which transaction applies:	Aggregate number of securities to which transaction applies:	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:	Proposed maximum aggregate value of transaction:	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Nov. 2, 2007

Here are questions from employees about the merger, with answers. The Q&As published previously and posted on the PSEWeb home page will be consolidated with those below and posted in a central document next week, available from the PSEWeb home page.

1.
Steve's letter to the community states this merger will get us $5 billion dollars to spend on our infrastructure. Could this create more jobs? We're all pleased to hear that there are no layoffs, but if new jobs are going to be created, everyone would be excited. The merger agreement will give us the capital we need to execute on our business plan to meet the growing needs of the region. Our plan involves adding more jobs as those in our current workforce retire and as we see new needs and fill them, particularly in the areas of technology, energy efficiency and renewables.

2.	How will the planned merger affect retirement payouts?
The merger, itself, would have no effect on PSE’s Retirement Plan, and the amounts currently being paid from that plan would remain unchanged.

3.
Does the company expect to receive alternate proposals in the next six weeks? The news release and the statement PSE filed with the SEC on Oct. 26 state: “Under the merger agreement, to ensure that the company exercises its full fiduciary responsibility to shareholders, Puget Energy may solicit superior proposals from third parties through Dec. 10, 2007.”  Allowing a period to consider other proposals is a standard step in this type of transaction, to protect the interests of shareholders. Puget will not speculate on the possibility of alternate proposals and, as noted in the complete statement in the news release and SEC filing, will not disclose developments during this period unless the board makes a decision regarding any superior proposal. This is also standard procedure in this type of transaction.

4.
Will PSE employees be able to purchase Macquarie Infrastructure Company Trust (NYSE: MIC) stocks in our 401(k)?  Will employees be able to buy Macquarie stock at 15 percent discount? Macquarie is a diversified company that manages multiple funds. One of the lead investors involved with the Puget Energy merger – Macquarie Infrastructure Partners (MIP) – is not publicly traded on a stock exchange and is not the fund referenced in the above question. So, no, PSE employees will not be able to purchase MIP stock either in our 401(k) plan or at a discount through an employee stock purchase plan. Amounts held in the 401(k) plan’s PE Stock Fund at the time of merger will need to be reallocated to other investment funds available under the 401(k) plan. More information about this will be distributed to you in the future.

5.
The Oct. 26 letter to employees states:“The consortium will honor the current collective bargaining agreements … as well as existing wage and primary benefits for all employees.”  What are considered primary benefits?  Primary benefits include health and welfare plans (medical, dental, flexible spending accounts, Accidental Death & Dismemberment insurance, short-term and long-term disability, life insurance), retirement plans (defined benefit pension plan, 401[k], retiree medical), and paid time off (PTO and company and floating holidays).  Obviously, we cannot guarantee that these benefits will never be changed. However, there currently are no plans to change them as a result of the merger.

6.
How come PSE calls it a merger but every newspaper calls it a purchase? Even the Canadian investors call it a purchase.   It is a purchase – at the same time, legally it’s structured as a merger. As noted in Friday Focus on Oct. 26, Chris Leslie, lead for the consortium of investors, said they prefer to think of it as an investment rather than an acquisition. Phil Bussey, PSE senior vice president, Corporate Affairs, sums it up well by saying it is a merger of their funds with our management and employees.

7.	Will Macquarie's purchase of 12.5 million PSD shares create dilution that will negatively affect my 2007 Goals & Incentive bonus payout?
As part of PSE’s management of its capital structure, a sale of stock was already assumed and planned to occur by year end, so certain assumptions were included in our EPS target setting for 2007.  If the purchase of $300 million in Puget Energy shares by Consortium members is completed as expected this year, it should not have a material impact on earnings per share, which is a key component of how bonus payments for 2007, if any, would be calculated.

8.
I heard that when Macquarie acquired Duquesne Light Holdings, another electric utility, they offered early retirement to management and ended up losing a third of the management team. Is that going to happen to us?

The CEO at Duquesne Light had already initiated a reorganization at the company -- prior to and unrelated to the acquisition by Macquarie -- that included cost-cutting measures and early retirement.  As we have stated previously, both PSE and Macquarie are interested in not losing ANY employees as a result of the transaction. Accordingly, no early retirement incentive is foreseen at this time.

9.
Is PSE planning to offer any type of advice or guidance to PSE employees who have invested in the Employee Stock Purchase Plan? It would not be appropriate for PSE to give advice or guidance to PSE employees who participate in the ESPP or who otherwise are shareholders of Puget Energy about their stock ownership or how to manage their personal finances.  You may wish to contact a tax or financial planning professional if you have questions along these lines.

10.	What effect will the merger have on the Employee Stock Purchase Plan?
The merger will not have any effect on the ESPP’s current offering, which will conclude on Dec. 31, 2007.  With respect to any subsequent offering under the ESPP, the company is reviewing its obligations relating to the merger agreement, and will communicate any changes to the ESPP prior to the beginning of the next offering period.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, Puget Energy will file a proxy statement with the Securities and Exchange Commission (SEC).  Before making any voting or investment decision, investors and security holders of Puget Energy are urged to carefully read the entire proxy statement and any other relevant documents filed with the SEC, as well as any amendments or supplements to those document, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the shareholders of Puget Energy in connection with the proposed transaction.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Puget Energy at the SEC’s website at www.sec.gov.  The proxy statement and such other documents may also be obtained at no cost from Puget Energy by directing the request to Puget Energy, 10885 NE 4th Street, PSE-08 , Bellevue, WA 98004, Attention:  Sue Gladfelter.

PARTICIPANTS IN THE SOLICITATION

Puget Energy, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from Puget Energy shareholders in connection with the proposed transaction.  Information about the interests of Puget Energy’s participants in the solicitation is set forth in Puget Energy’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the transaction when it becomes available.